UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

MENTOR GRAPHICS CORPORATION

(Exact name of registrant as specified in its charter)

OREGON	93-0786033
(State of Incorporation or Organization)	(IRS Employer Identification No.)

8005 S.W. BOECKMAN ROAD WILSONVILLE, OR	97070-7777
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Incentive Stock Purchase Rights	The Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

ITEM 1.	DESCRIPTION OF SECURITIES TO BE REGISTERED.

Reference is hereby made to (i) the Registration Statement on Form 8-A filed by Mentor Graphics Corporation, an Oregon corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on June 25, 2010 (the “Original Registration Statement”), relating to the Rights Agreement, dated as of June 24, 2010 (the “Rights Agreement”) between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, and (ii) Amendment No. 1 to the Registration Statement on Form 8-A filed by the Company with the SEC on December 27. 2011 (“Amendment No. 1” and, together with the Original Registration Statement, the “Registration Statement”) relating to the First Amended and Restated Rights Agreement, dated as of December 23, 2011 (the “First A&R Agreement”) between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent. Such Registration Statement is hereby incorporated herein by reference. The response to Item 1 of the Registration Statement is amended to add the following paragraph as the last paragraph of Item 1:

On June 28, 2013, the Board of Directors of the Company approved, and the Company entered into, a Second Amended and Restated Rights Agreement with American Stock Transfer & Trust Company, LLC, as rights agent (the “Second A&R Agreement”). The Second A&R Agreement modifies the existing terms of the First A&R Agreement in the following ways: (i) the expiration date of rights issued pursuant to the Rights Agreement is extended to June 30, 2015, (ii) the ownership threshold for a person to become an “Acquiring Person” and trigger consequences under the Rights Agreement is increased for certain types of “passive institutional investors” from 15% of the Company’s common stock to 20% (with no change to the 15% triggering threshold for other acquirers), (iii) the exercise price per right issued pursuant to the Rights Agreement is increased from $65 to $90, and (iv) a qualifying offer provision is added, which requires the Company’s Board of Directors to call a special meeting for a stockholder vote on a pending offer to acquire the Company, provided the offer meets certain qualifying criteria.

The foregoing summary of the revisions reflected in the Second A&R Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second A&R Agreement, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 1, 2013, and is incorporated herein by reference. A copy of the Rights Agreement and a summary of its material terms were filed with the SEC on Form 8-K on June 25, 2010 (incorporated herein by reference by Exhibit 4.1). A copy of the First A&R Agreement and a summary of its material terms were filed with the Securities and Exchange Commission on Form 8-K on December 27, 2011 (incorporated herein by reference by Exhibit 4.1).

ITEM 2.	EXHIBITS.

1	Second Amended and Restated Rights Agreement, dated as of June 28, 2013, between Mentor Graphics Corporation and American Stock Transfer & Trust Company, LLC, which includes the Form of Right Certificate as Exhibit A (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 1, 2013).

2	Amended and Restated Rights Agreement, dated as of December 23, 2011, between Mentor Graphics Corporation and American Stock Transfer & Trust Company, LLC, which includes the Form of Right Certificate as Exhibit A (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 27, 2011).

3	Rights Agreement, dated as of June 24, 2010, between Mentor Graphics Corporation and American Stock Transfer & Trust Company, LLC, which includes the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Incentive Stock as Exhibit C (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 25, 2010).

3	Press Release, dated July 1, 2013 (incorporated herein by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 1, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

MENTOR GRAPHICS CORPORATION

Date: July 1, 2013	/s/ Dean Freed
Dean Freed Vice President and General Counsel